Immune Therapeutics, Inc. Received Minutes From FDA Meeting for Lodonal™ for the Treatment for Crohn’s Disease

Press Release | 03/26/2018

ORLANDO, Fla., March 26, 2018 (GLOBE NEWSWIRE) — via OTC PR WIRE— Immune Therapeutics, Inc. (OTCQB:IMUN) (“Immune” “IMUN” or the “Company”), a clinical late stage biopharmaceutical company focused on the development of two immunomodulating therapies (IRT-103 “Lodonal™” and IRT-101“MENK”) for the treatment of autoimmune diseases, inflammatory diseases, cancer and HIV/AIDs, today announces that it has received minutes from the Type C meeting held on January 16, 2018, between Immune Therapeutics on behalf of Cytocom, the license holder, and the US Food and Drug Administration (FDA) to discuss next steps in the development of IRT-103 a oral once-a-day an adjunct therapy to the standard of care for moderate to severe Crohn’s disease in adults and mild to severe in pediatric patients. .

IMUN CEO Noreen Griffin comments, “We are thrilled to be taking next steps in the development of Lodonal™ with the FDA. Based upon the discussion with the FDA and the minutes received following the meeting, IMUN / Cytocom intends to immediately move forward with its IND 067442 submission for the Phase 3 pivotal clinical program for moderate to severe Crohn’s disease in patients 12 and over.”

Based on the Company’s discussion with the FDA, Dr. John Abeles, Cytocom CEO, stated, “We have agreed to a number of changes to the trial protocols based on the FDA recommendations. The adult trial will now include patients 12 and over and our drug therapy will be used as an adjunct to the standard of care which will include biologists with the goal to improve outcome and safety to the standard of care existing therapies. The Division of Gastroenterology is moving away from use of CDAI and PCDAI as stand-alone endpoint measures in clinical trials and therefore, recommends that we revise our endpoints for our adult and pediatric trials.”

The Company has agreed to modify our endpoints to use the CDAI/PCDAI definition of remission as the trial’s primary endpoint and endoscopy and symptoms as the key secondary endpoints. In addition, the Company has agreed to conduct a 52-week study and will measure the primary and secondary end points at week 12. The Company has agreed to continue the trial for another 40 weeks with periodic CDAI/PCDAI and safety through week 52 and plans to use Lodonal in both adult and pediatric subjects as an adjunct to the Standard of Care. The Company will be looking for labeling for patients 12 and over for remission at 12 weeks and long-term maintenance at 52 weeks.

A significant number of Crohn’s disease patients do not reach remission with current therapies, many of which have serious side effects, and are looking for additional options,” adds Dr. Abeles. “Lodonal offers a completely different mechanism of action that has the potential to transform the Crohn’s treatment landscape and bring our innovative immunotherapy Lodonal™ to adults and children suffering from moderate to severe Crohn’s disease.”

The Company will also be filing with the FDA an Investigational New Drug (IND) application to Lodonal™ in pediatric patients age 2 to 11 in the treatment of mild to severe Crohn’s disease. IMUN/Cytocom expects to submit final protocols for a pivotal phase 2b/3 rollover trial based on the meeting with the FDA shortly and initiate Moderate to Severe Crohn’s Disease in its Phase 3 clinical trials in the second half of 2018 for patients 12 and over.

About Immune Therapeutics, Inc.

Immune Therapeutics late stage clinical stage biopharmaceutical company focused on the development and commercialization our highly innovative immunotherapies for the treatment of autoimmune/inflammatory diseases, cancer and infectious diseases. Our drug discovery and development are focused in two areas one is the role of Toll-Like Receptors (TLRs) and Inflammation signaling in human immunology as well as the opioid receptors which has been shown to participate in the function of the cells of the immune system, and evidence suggests that opioids modulate both innate and acquired immune responses.

We have developed Lodonal™ that works to inhibit TLR2-mediated inflammation, which is now entering the final phases of clinical testing.

While traditional drug development targets a single drug for a particular disease such as drug A for disease A, drug B for disease B, etc., IMUN and Cytocom are approaching the process by identifying and targeting survival or activation immunology pathways that cross over between different diseases. IMUN’s lead product Lodonal shows the success of this model with approval in Nigeria and the Dominican Republic for HIV/AIDS, Cancer and other autoimmune disease.

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

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http://www.immunetherapeutics.com/